Exhibit 99.1

DR. PHILLIP FROST INVESTS IN DREAMS, INC.

Ft. Lauderdale, FL, November 1, 2006: Dreams, Inc. (DRMS.OB) announced today that Dr. Phillip Frost, through the Frost Group, LLC, has purchased 14.7% of the Company’s outstanding stock. Dr. Frost, one of Florida’s foremost business leaders and innovators, has been the Chairman of Key Pharmaceuticals, Inc., and the founder, Chairman and CEO of IVAX Corporation – two of Florida’s most successful pharmaceutical companies. Dr. Frost is currently Co-Vice Chairman of the American Stock Exchange and has recently become the Chairman of Ladenburg Thalmann, one of the United States’ and Europe’s oldest full service investment banking and brokerage firms.

Ross Tannenbaum, Dreams, Inc. President and Chief Executive Officer, said, “We are flattered by Dr. Frost’s confidence in our business model.”

Dr. Phillip Frost said, “The sports industry is one of the largest and fastest growing industries in the United States. Dreams Inc.’s management skills and reputation for integrity provide it with an advantaged position in the highly fragmented, but profitable market for licensed sports merchandise. The company’s objective to achieve a dominant market share over the next few years through internal growth and acquisitions seems very obtainable.”

In January of 2006, IVAX Corporation was acquired by Teva Pharmaceuticals Industries Ltd (Nasdaq:TEVA) for $7.4 billion. Dr. Frost serves as Co-Vice Chairman of Teva’s board of Directors. Dr. Frost is also currently a director of Northrop Gruman Corporation and on the Board of Trustees of the University of Miami, and the Scripps Medical Research Institute. Dr. Frost was previously the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami.

Dreams, Inc. is a vertically integrated sports memorabilia and licensed products firm. It is the public holding company of several operating divisions with some of the strongest and most recognized brands in the field. They include Mounted Memories, Field of Dreams, FansEdge, ProSportsMemorabilia.com, The Greene organization and Malcolm Farley Art.

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About Dreams, Inc.:

Dreams, Inc. sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries.

Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles.

Field of Dreams, its exclusively licensed franchise system, has retail stores located in 29 premier shopping malls across the country, ten of which are company-owned through Dreams Retail Corporation.

The Greene Organization organizes promotional and personal appearance events for current and former athletes to Corporate America.

Malcolm Farley Art features the artwork of the famous sports and celebrity artist, Malcolm Farley.

FansEdge.com and ProSportsmemorabilia.com are the leading providers of licensed sports products and autographed memorabilia via the internet.

DREAMS, INC. trades under the ticker symbol: DRMS.OB

For more information on Dreams Inc. and its subsidiaries, please visit our web sites: www.dreamscorp.com

www.mountedmemories.com

www.fieldofdreams.com

www.malcolmfarleyart.com

www.fansedge.com

www.prosportsmemorabilia.com

www.sportscases.com

www.peterose.com.

www.danmarino.com

www.johnelway.com

www.dickbutkus51.com

www.mikeschmidt.com

www.bigben7.com

To receive future Dreams, Inc. news releases or announcements directly via Email, please register in the Dreams Email Broadcast at:

http://www.dreamscorp.com/InvestorInfo/signUp.aspx

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.